Exhibit 23.3

June 6th, 2025

Zhongchao Inc.

Room 2504, OOCL Tower

841 Yan’an Middle Road

Jing’An District, Shanghai, China

Dear Sir/Madam:

We consent to the reference to our firm in the Amendment No.1 to the Registration Statement on Form F-3 of Zhongchao Inc. (No. 333-279667) including all amendments or supplements thereto (the “F-3”), which is filed with the U.S. Securities and Exchange Commission on the date hereof. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the F-3.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices